Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-114149, 333-123495, 333-132583, 333-141376, 333-149703, 333-158160, 333-187502, 333-206864) of Cutera, Inc. of our report dated March 17, 2014, with respect to the consolidated financial statements and schedule of Cutera, Inc. for the year ended December 31, 2013 included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Jose, California

March 15, 2016